EXHIBIT 99.2

Voting for Directors
(Excerpt from Corporate Governance Guidelines)

Any nominee for director in an uncontested election (which is defined as an election where the number of nominees is not greater than the number of directors to be elected) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall, promptly following certification of the shareholder vote, offer his or her resignation for consideration in accordance with the following procedures. All of these procedures shall be completed within 90 days following certification of the shareholder vote.

The Nominating and Corporate Governance Committee (the “Committee”) shall evaluate the best interests of the Company and its shareholders and shall make a recommendation to the Board of Directors on the action to be taken with respect to such offered resignation, which may include (i) accepting the resignation, (ii) maintaining the director but addressing what the Committee believes to be the underlying cause of the withheld votes, (iii) resolving that the director will not be re-nominated in the future for election, or (iv) rejecting the resignation.

In reaching its decision, the Committee shall consider all factors that it deems relevant, including (i) any stated reasons why shareholders withheld votes from such director, (ii) any alternatives for curing the underlying cause of the withheld votes, (iii) the director’s tenure, (iv) the director’s qualifications, (v) the director’s past and expected future contributions to the Board and to the Company, and (vi) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet any applicable Securities and Exchange Commission or New York Stock Exchange requirements.

Following the Board’s determination, the Company shall promptly disclose publicly the Board’s decision on whether or not to accept the resignation offer, including, if applicable, the reasons for rejecting the offered resignation.

A director who receives a Majority Withheld Vote shall not be present during deliberations or voting by the Committee or the Board on whether to accept his or her resignation, or, except as otherwise provided below, a resignation offered by any other director receiving a Majority Withheld Vote in the same election. Prior to voting, the Committee will afford the affected director an opportunity to provide any information or statement that he or she deems relevant. If there are fewer than three directors then serving on the Committee who did not receive a Majority Withheld Vote, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee from among themselves to consider the resignation offers and recommend to the Board whether to accept them.